Exhibit 10.1

FLOWSERVE CORPORATION

EXECUTIVE OFFICER SEVERANCE PLAN

As Amended and Restated Effective February 11, 2026

1.Introduction

Flowserve Corporation established and adopted the Flowserve Corporation Executive Officer Severance Plan (the “Plan”), effective as of January 1, 2007, to provide financial and transitional assistance to Eligible Participants who separate from the Company or a Subsidiary due to a Reduction-in-Force or due to a termination of employment without Cause in order to assure the Company of the continued attention and dedication to duty of Eligible Participants and to ensure the continued availability of service by Eligible Participants during periods of work force reduction or reorganization. The Plan was formerly known as the Flowserve Corporation Officer Severance Plan. The Company previously amended and restated the Plan effective January 1, 2010, June 1, 2012, February 14, 2017, November 2, 2018, and August 17, 2022. The Company hereby amends and restates the Plan as set forth herein effective as of February 11, 2026 (the “Effective Date”). The Plan is intended to constitute an "employee welfare benefit plan," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Except as otherwise provided below, as of the Effective Date, the Plan replaces any and all severance pay plans, policies, practices, arrangements or programs, written or unwritten, that the Company may have had in effect for its Eligible Participants from time to time prior to the Effective Date; any Eligible Participant whose employment is terminated on or after the Effective Date shall not be entitled to any severance benefits other than those set forth herein. Notwithstanding the foregoing, nothing in the Plan shall adversely affect the rights an individual Eligible Participant may have to severance payments under the Flowserve Corporation Change in Control Severance Plan (or any successor plan thereto) (the “CIC Plan”) or any written agreement executed by and between the Company or a Subsidiary and that Eligible Participant (a “Severance Agreement”), including, without limitation, any restrictive covenant agreement by and between the Company or a Subsidiary and an Eligible Participant (a “Restrictive Covenant Agreement”); provided, however, that in the event any Eligible Participant that is a party to a Severance Agreement or who is eligible for benefits under the CIC Plan suffers a termination of employment and is entitled to and is receiving the severance benefits intended to be provided under his or her Severance Agreement or the CIC Plan, such Eligible Participant shall not be entitled to receive severance benefits pursuant to the Plan, unless such Eligible Participant is entitled to severance benefits pursuant to a Restrictive Covenant Agreement, in which case, such Eligible Participant shall receive benefits under such agreement first, and then shall be eligible for benefits under the Plan to the extent such benefits are not duplicative of the benefits previously paid pursuant to such agreement, with the maximum severance benefits payable to such Eligible Participant under both the Plan and such agreement equal to the maximum aggregate benefit payable to such Eligible Participant under the Plan.

2.     Definitions

The words used in the Plan shall have the respective meanings set forth below. Except as otherwise indicated by the context, the definition of any term herein in the singular shall also include the plural, and vice versa.

A. Administrator means the Chief Human Resources Officer and Chief Legal Officer of the Company (and each of them severally) or, if the claim for benefits hereunder affects the Chief Human Resources Officer or the Chief Legal Officer of the Company, such entity or individual as may be designated by the Organization and Compensation Committee.

B. Appeals Administrator means the Chief Executive Officer of the Company, or, if the claim for benefits hereunder affects the Chief Executive Officer, such entity or individual as may be designated by the Organization and Compensation Committee.

C. Cause means: (a) the willful and continued failure by an Eligible Participant to substantially perform his or her duties with the Company or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Eligible Participant by the Company's board of directors (the “Board”), which specifically identifies the manner in which the Board believes that he or she has not substantially performed his or her duties; or (b) the willful engaging by an Eligible Participant in conduct materially and demonstrably injurious to the Company, monetarily or otherwise; provided, however, that if the Eligible Participant has entered into an employment agreement that is binding as of the date of the event or action otherwise determined to be "Cause," and if such employment agreement defines "Cause," such definition of "Cause" shall apply. No act, or failure to act, shall be considered "willful" if, in the Eligible Participant's sole judgment, the action or omission was done, or omitted to be done, in good faith and with a reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Eligible Participant shall not be deemed to have terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire authorized membership of the Board (excluding the Eligible Participant, if applicable), at a meeting of the Board, called and held for the purpose (after reasonable notice to the Eligible Participant and an opportunity for the Eligible Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Eligible Participant was guilty of conduct set forth above in clause (a) or (b) of this Section 2(c), and specifying the particulars thereof in detail.

D. Code means the Internal Revenue Code of 1986, as amended.

E. Company means Flowserve Corporation, a New York corporation, and its successors and assigns.

F. Disability means a long-term disability as defined in and meeting the terms and conditions of the appropriate plan of the Company or a Subsidiary that provides long-term disability benefits to the Company's or a Subsidiary's eligible employees (or, as set forth in any successor plans), as applicable to the Eligible Participant, or, if no long-term disability plan is in place or is applicable to the Eligible Participant, a physical or mental condition resulting from bodily injury, disease, or mental disorder which prevents the Eligible Participant from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Administrator, based upon medical reports or other evidence satisfactory to the Administrator.

G. Eligible Participant means a Tier I Participant or a Tier II Participant whose employment is involuntarily terminated by the Company or a Subsidiary in a manner that qualifies as a Separation from Service, which occurs (a) in connection with a Reduction-in-Force, or (b) without Cause; provided, however, that such in each case, if a Subsidiary has not adopted the Plan pursuant to Section 5 hereof, no individual employed by that Subsidiary shall be an Eligible Participant.

H. Executive Officer means any Vice President or higher of the Company who has been designated by the Company's Board of Directors as an Executive Officer.

I. Organization and Compensation Committee means the Organization and Compensation Committee established and appointed by the Board of Directors.

J. Plan means the Flowserve Corporation Executive Officer Severance Plan, as set forth herein, formerly known as the Flowserve Corporation Officer Severance Plan.

K. Reduction-in-Force means the separation of an Eligible Participant from employment with the Company or a Subsidiary because of a work force reduction, restructuring, or other cost containment or business decision as designated by the Administrator, in its sole and absolute discretion, from time to time.

L. Salary Continuation Date means the date that is 24 months after the termination of employment for Tier I Participants and 18 months after the termination of employment for Tier II participants, through which an Eligible Participant’s base salary shall continue to be paid, in accordance with Section 3.

M. Separation from Service means a termination of services provided by an Eligible Participant to the Company or a Subsidiary whether voluntarily or involuntarily, other than for death or Disability, as determined by the Administrator in accordance with Treas. Reg. § 1.409A-1(h).

N. Severance Benefit means a benefit to which an Eligible Participant may become entitled pursuant to Section 3 hereof.

O. Special End of Service Special End of Service shall mean the voluntary termination of an Eligible Participant's employment for any reason other than death, Disability, Reduction-In-Force or Cause on or after the date the Eligible Participant attains both (i) age 55 and (ii) 10 years of service with the Company or a Subsidiary.

P. Specified Employee means any Eligible Participant who meets the definition of "specified employee," as defined in the regulations issued under Section 409A of the Code and using the identification methodology selected by the Organization and Compensation Committee from time to time in accordance with Treas. Reg. § l.409A-l(i).

Q. Subsidiary means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.

R. Tier I Participant means an Executive Officer.

S. Tier II Participant means a non-Executive Officer role or employee of the Company or a Subsidiary that has been appointed by the Organization and Compensation Committee or the Administrator as a Tier II Participant under this Plan. The current Tier II Participants are set forth on Annex A.

3. Severance Benefits

A. Eligibility for Severance Benefits.
i.An Eligible Participant shall be entitled to receive a Severance Benefit in accordance with this Section 3 only if the Administrator, in its reasonable discretion, determines that:
1.the Severance Benefit described herein is not otherwise duplicative of payments already owed to the Eligible Participant under an employment, pre-existing retention, severance, change-incontrol, or other special compensation agreement or pursuant to any applicable laws;
2. the Eligible Participant has not otherwise received and accepted an offer of employment with (A) the Company, (B) a Subsidiary, (C) another company providing services to the Company or a Subsidiary, or (D) any other company that entered into an agreement with the Company or a Subsidiary to purchase, acquire, or transfer the stock or assets of the Company, a Subsidiary, or a group, function or part of the Company or a Subsidiary;
3. the Eligible Participant has not otherwise declined an offer of employment, the terms of which would have permitted the Eligible Participant to continue employment within fifty (50) miles of the location in which the Eligible Participant performed substantially all of his or her services immediately prior to the Reduction-in-Force, with (A) the Company, (B) a Subsidiary, (C) another company providing services to the Company or a Subsidiary, or (D) any other company that entered into an agreement with the Company or a Subsidiary to purchase, acquire, or transfer the stock or assets of the Company, a Subsidiary, or a group, function or part of the Company or a Subsidiary;
4. the Eligible Participant has not terminated from the Company or a Subsidiary for any of the following reasons:
a.death,
b.Disability,
c.resignation,
d.Special End of Service, or
e.discharge for Cause;
5. the Eligible Participant continues to comply with the provisions of any written agreement in effect between the Eligible Participant and the Company or a Subsidiary that contains noncompetition, confidentiality and/or non-solicitation provisions, including, without limitation, the terms and conditions of any Restrictive Covenant Agreement; and
6. the Eligible Participant has executed and timely provided a release and covenant not to sue in a form reasonably satisfactory to the Company.
ii. Notwithstanding anything herein to the contrary, if an Eligible Participant has otherwise satisfied the criteria described in Section 3(A)(i) above and is rehired by the Company or a Subsidiary, such Eligible Participant's entitlement to further Severance Benefit payments shall cease immediately, unless the Administrator, in its sole and absolute discretion, determines that the relationship between the former Eligible Participant and the Company or a Subsidiary for whom services are being provided constitutes a non-employee consulting relationship and that continued payment of such benefits is permitted by applicable law without adverse consequences to either the Company or the Subsidiary or the Eligible Participant, including, without limitation, under Section 409A of the Code, as determined by the Administrator in its sole and absolute discretion. Regardless of the nature of a former Eligible Participant's relationship with the Company or Subsidiary, if such former Eligible Participant provides services to or for the Company or a Subsidiary following a Reduction-in-Force, such former Eligible Participant shall not be obligated to repay any Severance Benefits that have been paid pursuant to the Plan.

B. Salary Continuation.
i.Salary continuation benefits paid to an Eligible Participant who has satisfied the applicable requirements reflected in Section 3(A) above shall be based upon the amounts determined under Section 3(B)(ii) below and shall continue until the earlier of:
1.the Eligible Participant’s Salary Continuation Date, or
2.the date the Eligible Participant fails to comply with the provisions of any written agreement in effect between the Eligible Participant and the Company or a Subsidiary that contains non-competition, confidentiality and/or non-solicitation provisions, including, without limitation, the terms and conditions of any Restrictive Covenant Agreement.
ii. The amount of each salary continuation benefit payment that shall be paid to an Eligible Participant during the applicable salary continuation period described above shall be calculated by the Administrator, in its sole and absolute discretion, by dividing the Eligible Participant's annual base salary (excluding all bonuses and financial perquisites) immediately prior to the Eligible Participant's termination of employment by the number of regularly scheduled paydays on which the Eligible Participant would have otherwise been paid during the year if a termination of employment had not occurred; provided, however, that if an Eligible Participant is on an approved short-term disability leave or on designated leave pursuant to the Family and Medical Leave Act or other similar law, such Eligible Participant's salary continuation benefits shall be based upon the Eligible Participant's salary immediately preceding the inception of the leave.
iii. Salary continuation benefits shall commence on the date that would have otherwise been the Eligible Participant's next regularly scheduled payday following the later of (i) the Eligible Participant's termination of employment or (ii) the expiration of the revocation period provided in the release executed by the Eligible Participant in connection with the Plan (provided that if the time period for executing and returning the release begins in one taxable year and ends in a second taxable year, such salary continuation benefits shall not commence until the second taxable year). Notwithstanding the foregoing, if the Eligible Participant is a Specified Employee, to the extent any amount payable pursuant to this Section 3(B) is subject to, and not otherwise exempt from the requirements of Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six (6) month period immediately following the date on which the Eligible Participant experiences a Separation from Service, or if earlier, on the date of the Eligible Participant's death.
iv. Each amount that is paid to an Eligible Participant pursuant to this Section 3(B) shall be treated as a separate payment for purposes of Section 409A of the Code.

C. Annual Incentive Plan Equivalent Bonus.
i.In addition to the salary continuation benefit described in Section 3(B) above, each Eligible Participant whose employment is terminated by the Company or a Subsidiary in connection with a Reduction-in-Force or without Cause shall be entitled to receive a lump-sum supplemental severance payment, as described in this Section 3(C)(i). Provided that the Company actually satisfies the threshold performance goals for a performance metric established under the Flowserve Corporation Annual Incentive Plan for the performance period in which the Eligible Participant's termination of employment occurs, the Eligible Participant will be entitled to receive a supplemental severance payment in an amount substantially equivalent to the amount of such Eligible Participant's target bonus opportunity allocated to that particular performance metric under the Flowserve Corporation Annual Incentive Plan. For the avoidance of doubt, (i) no amount shall be payable under this Section 3(C)(i) in respect of any performance metric for which the threshold performance goal is not attained; and (b) in no event may the lump-sum supplemental severance payment described in this Section 3(C) be any higher than the Eligible Participant's total target bonus opportunity under the Flowserve Corporation Annual Incentive Plan. The Eligible Participant shall not receive a Flowserve Corporation Annual Incentive Plan payment for the performance period in which the Eligible Participant’s termination of employment occurs.
ii. Payment of a supplemental severance payment described in Section 3(C)(i) above, shall be made at the same time as payments are made under the Flowserve Corporation Annual Incentive Plan; provided, however, that if the recipient is a Specified Employee, to the extent any amount payable pursuant to this Section 3 is subject to, and not otherwise exempt from the requirements of Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six (6) month period immediately following the date on which the Eligible Participant experiences a Separation from Service, or if earlier, on the date of the Eligible Participant’s death.

D. Stock Plan Participation.
i.Any outstanding awards granted under the Company’s Equity and Incentive Compensation Plan or a successor plan (“Equity Plan”) shall be treated as set forth in the applicable grant agreement and Equity Plan document.

4. Claims Procedures
A. Initial Claim. If an individual makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Administrator shall treat it as a claim for benefits. All claims for benefits under the Plan shall be sent in writing to the Administrator and must be received within thirty (30) days after the effective date of the Eligible Participant's termination of employment. If the Administrator, in its sole and absolute discretion, determines that a claimant is not entitled to receive all or any part of the benefits claimed, the Administrator will inform the claimant in writing of its determination and an explanation regarding the reason for its determination.

B. Initial Claim Determination.
i.Once the Administrator makes a determination regarding a claim, the Administrator will send, by means of U.S. mail, hand delivery, or e-mail, a written notice providing:
1.the Administrator's determination,
2. the basis for the determination (along with appropriate references to pertinent provisions on which the denial is based),
3. a description of any additional material or information necessary to perfect the claim and an explanation of why such material is necessary, and

4. the procedure that must be followed to obtain a review of the determination, including a description of the appeals procedure and how to bring a civil action for benefits under section 502(a) of ERISA.
ii. The initial claim determination notice described above will be provided within a reasonable period of time, but no later than ninety (90) days from the day the Administrator received the claim, unless grounds for an extension (reflected in Section 4(B)(ii) below) exist.
iii. Grounds for an extension may arise in certain instances when the Administrator, for reasons beyond its control, cannot make a determination within the initial ninety (90) day period. In such situations, the Administrator, acting in its sole and absolute discretion, may extend the initial ninety (90) day period for up to an additional ninety (90) days (for a total of 180 days); provided the Administrator:
1.determines that an extension is necessary due to matters beyond its control, and
2. provides the claimant with written notice (which may be communicated by U.S. mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:
a.an extension is necessary,
b.the reason for the extension, and
c.when a determination is expected to be rendered.

C. Appeal of a Denied Claim.
i.If a claim for benefits is denied, either in whole or in part, and the claimant wants to contest such denial, the claimant must appeal the Administrator's denial by requesting a review of the claim by the Appeals Administrator. A claimant has the following rights if a claim for benefits is denied (whether in whole or in part):
1.an opportunity to request an appeal,
2.the ability to submit written comments, documents, records, and other information in connection with the appeal, and
3.reasonable access to, and copies of, all documents, records, and other information relevant to the denied claim at no charge.
ii. If a claimant chooses to file an appeal of a claim that was denied in whole or in part, the request for review must be received within sixty (60) days of the date in which the claimant received notice from the Administrator indicating that the initial claim was denied.
iii. The review of an initial adverse determination by the Appeals Administrator will take into account all comments, documents, records and other information that has been submitted, without regard to whether such information was submitted and considered by the Administrator in the initial determination.
iv. In reviewing appeals, no deference will be given to an initial adverse benefit determination by the Administrator, and the review itself will be conducted by an appropriate named fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal nor the subordinate of such individual.
v. If, following an appeal, a claim is denied, either in whole or in part, after a review of the appeal and any additional information that a claimant has submitted, a notice containing the following information (which will be provided in writing by U.S. mail, hand delivery, or e-mail) will be provided within a reasonable period of time, but not later than sixty (60) days from the date that a request for a review was received, unless grounds for an extension reflected in Section 4(C)(vi) below exist:
1.the specific reason or reasons for the decision, including any adverse determinations,
2.references to the specific provisions on which the determination was based,
3.a statement describing how to request reasonable access to, and copies of, all documents, records, and other information that is relevant to the denied claim (free of charge),
4.a description of any voluntary appeals procedure, if any, and how to obtain information about such procedure, and
5.the ability to bring a cause of action for benefits under section 502(a) of ERISA.

vi. Grounds for an extension may arise in certain instances when, due to events beyond the Appeals Administrator's control, a decision cannot be made within the initial sixty (60) day period. In such situations, the initial sixty (60) day period may be extended for up to an additional sixty (60) days (for a total of one-hundred and twenty (120) days); provided:
1.a determination is made that an extension is necessary due to matters beyond the Appeals Administrator's control, and
2.the claimant is provided with written notice (which may be communicated by mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:
a.an extension is necessary,
b.the reason for the extension, and
c.when a determination is expected to be rendered.

5. Adoption of the Plan by Subsidiaries
The Plan may be adopted by any Subsidiary if the Organization and Compensation Committee or its delegate approves such adoption. Upon such adoption, the provisions of the Plan shall be fully applicable to the Eligible Participants of that Subsidiary. At any time that a Subsidiary ceases to qualify as a Subsidiary, it shall no longer be eligible to participate hereunder and any Eligible Participants in its employ shall no longer be eligible to receive benefits under the Plan.

6. Amendment and Termination
A.Amendment and Termination. Although the Company expects to continue the Plan for a five (5) year period from the Effective Date, the Plan may be amended, changed, replaced, extended, or terminated by the Organization and Compensation Committee or its delegate at any time, in its sole and absolute discretion. The Organization and Compensation Committee or its delegate shall have full authority to amend any provision of the Plan to reduce, eliminate, or alter benefits payable hereunder, or to alter, in any way, the criteria for eligibility to participate herein.

B. Form of Amendment. The form of any amendment to the Plan shall be a written instrument signed by any person authorized to sign by the Organization and Compensation Committee or its delegate. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to the rights of all Eligible Participants hereunder.

7. Miscellaneous
A.Employment Status. The Plan does not constitute a contract of employment or impose upon the Company or any Subsidiary any obligation to retain the Eligible Participant as an employee, to change or not change the status of the Eligible Participant's employment, or to change the Company's policies or those of its Subsidiaries regarding termination of employment.

B. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

C. Governing Law. To the extent not preempted by ERISA, the Plan and all provisions hereunder shall be governed by, administered under, and construed in accordance with the laws of the state of Texas, without giving effect to principles of conflict of law.

D. Funding. The Plan is funded through the general assets of the Company and all payments of Severance Benefits with respect to a particular Eligible Participant shall be paid from the general assets of the Company. Neither the Company nor the Administrator shall have any obligation to establish a trust or fund for the payment of benefits under the Plan or to insure any of the benefits under the Plan. None of the officers, members of the Board, or agents of the Company, any Subsidiary or the Administrator guarantees in any manner the payment of benefits hereunder.

8. General Information
A.Official Plan Name. Flowserve Corporation Executive Officer Severance Plan

B. Plan Sponsor.
Flowserve Corporation
5215 N. O'Connor Blvd. Ste 700
Irving, TX 75039
(972) 443-6500

C. Employer Identification Number. 31-0267900

D. Plan Number. 504

E. Plan Year. January 1 through December 31

F. Type of Plan. Welfare benefit plan providing severance benefits to certain officers in the event of a reduction-in-force or termination without cause.

G. Type of Administration. The Plan is administered by the Plan Administrator.

H. Claims Administrator. The Plan Administrator for the Flowserve Corporation Executive Officer Severance Plan:
Flowserve Corporation
5215 N. O'Connor Blvd. Ste 700
Irving, TX 75039
(972) 443-6500

I.Agent for Service of Legal Process.
Flowserve Corporation
General Counsel
5215 N. O'Connor Blvd. Ste 700
Irving, TX 75039
(972) 443-6500

J. Funding. The Plan is funded through the general assets of the Company.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 11th day of February 2026.

FLOWSERVE CORPORATION

Date: February 12, 2026

/s/ Susan Hudson
Susan Hudson
Sr. Vice President, Chief Legal Officer & Corporate Secretary

Annex A

Vice President, Chief Information Officer
Vice President, Operational Excellence
Vice President, Innovation and Growth